Exhibit 10.42

March 19, 2009

Steve Van Dick

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Dear Steve,

I hereby waive any cash fees due to me for my service as a non-employee director of Hansen Medical, Inc. (the “Company”) during the 2009 calendar year. This applies to all annual retainers and meeting fees, whether for my service as a non-employee director generally or for my service on any committee of the Company’s Board of Directors.

Very truly yours,

/s/ JAMES M. SHAPIRO
James M. Shapiro